AGL Resources Inc.					AGL Resources Inc.
Consolidating Income Statements					Form U5S, Exhibit F.3a.1
Calendar 2002

	AGL Resources Inc.	Distribution Operations	Wholesale Services	Energy Investments	Corporate

Operating revenues	$868,854,228	$844,066,620	$22,954,640	$1,951,015	$(118,047)
Cost of sales	268,126,007	267,376,730	289,104	460,111	62
Operating margin	600,728,221	576,689,890	22,665,535	1,490,904	(118,108)
Operating expenses
Operation and maintenance	274,030,285	255,286,088	13,168,642	7,534,797	(1,959,242)
Depreciation and amortization	89,129,623	82,006,894	24,092	249,286	6,849,351
Taxes other than income	29,338,984	25,190,271	374,349	189,669	3,584,695
Total operating expenses	392,498,893	362,483,253	13,567,083	7,973,752	8,474,805
Operating income	208,229,328	214,206,637	9,098,452	(6,482,848)	(8,592,913)
Other income (loss)	38,770,870	10,171,031	(15,067)	30,124,532	(1,509,626)
Earnings before interest and taxes	247,000,198	224,377,668	9,083,385	23,641,684	(10,102,539)
Interest expense and preferred stock dividends	85,939,440	50,442,168	(113,768)	1,136,520	34,474,519
Earnings before income taxes	161,060,758	173,935,499	9,197,153	22,505,164	(44,577,058)
Income taxes	58,014,085	67,460,918	3,799,397	8,732,657	(21,978,887)
Net income	$103,046,673	$106,474,581	$5,397,756	$13,772,507	$(22,598,171)